UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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        INNSUITES HOSPITALITY TRUST
(Name of Registrant as Specified In Its Charter)

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[TRUST LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2008 Annual Meeting of Shareholders of InnSuites Hospitality Trust will be held in the Kachina Room at the InnSuites Hotels Phoenix Best Western, 1615 E. Northern Avenue, Phoenix, Arizona 85020 (phone: 602-997-6285) on Thursday, July 17, 2008, at 12:00 p.m., local time, for the purpose of considering and acting upon:

1.	The election of two Trustees to hold office until the 2011 Annual Meeting of Shareholders and until their successors shall be elected and qualified (listed as Proposal 1 on the Proxy Card).

2.	The transaction of any other business that properly may come before the meeting and any adjournments thereof.

Shareholders of the Trust of record at the close of business on May 19, 2008 are entitled to vote at the 2008 Annual Meeting of Shareholders and any adjournments thereof.

By order of the Board of Trustees

Phoenix, Arizona	MARC E. BERG
May 29, 2008	Secretary

Shareholders are requested to complete, date, sign and return the enclosed Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

[TRUST LOGO]

InnSuites Hotels Centre
1615 E. Northern Avenue
Suite 102
Phoenix, Arizona  85020

PROXY STATEMENT

Proxy Solicitation

The accompanying proxy is solicited by the Trustees of InnSuites Hospitality Trust for use at the 2008 Annual Meeting of Shareholders to be held on Thursday, July 17, 2008, and any adjournments thereof.  In addition to the solicitation of proxies by mail, our Trustees, officers and regular employees may also solicit the return of proxies by mail, telephone or personal contact, for which they will not receive additional compensation.  We have retained Georgeson Inc., 219 Murray Hill Parkway, East Rutherford, NJ 07073, to assist in the solicitation of proxies for an estimated fee of $1,400.  We will pay all costs of soliciting proxies.  We will reimburse brokers or other persons holding our Shares of Beneficial Interest (“Shares”) in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of such Shares.

General Information

Shareholders of record at the close of business on May 19, 2008 (the record date) will be entitled to vote at the 2008 Annual Meeting of Shareholders and at any adjournments thereof.  At that date, there were 9,102,776 Shares issued and outstanding.  Each outstanding Share is entitled to one vote on all matters that properly come before the 2008 Annual Meeting.  A majority of the issued and outstanding Shares, or 4,551,389 Shares, must be represented at the 2008 Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted FOR the election of the Trustee nominees named herein. The election of the Trustees requires the affirmative vote of a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes, unless a broker’s authority to vote on a particular matter is limited, are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote (assuming a broker has unlimited authority to vote on the matter) has the same effect as a vote against a Trustee, as each abstention or broker non-vote would be one less vote for the Trustee nominee.

This Proxy Statement and the accompanying form of proxy are first being mailed to our shareholders on or about June 9, 2008.  We are also mailing with this Proxy Statement our Annual Report to Shareholders for the fiscal year ended January 31, 2008.

No appraisal rights are available under Ohio law or under our Declaration of Trust to any shareholder who dissents from the Proposal described below.

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised.  Revocation may be accomplished by the execution of a later proxy with regard to the same Shares or by giving notice in writing to our Secretary or in an open meeting.

ELECTION OF TRUSTEES
(Proposal 1 on the Proxy Card)

At the Annual Meeting, two Trustees are to be elected to a term of three years expiring at the 2011 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.  Accordingly, Larry Pelegrin and Steven S. Robson will stand for re-election as Trustees to terms expiring at the 2011 Annual Meeting.

Unless a shareholder requests that voting of a proxy be withheld for any one or more of the  nominees for Trustee in accordance with the instructions set forth on the proxy, it presently is intended that Shares represented by proxies solicited hereby will be voted FOR the election of Mr. Pelegrin and Mr. Robson as Trustees to terms expiring at the 2011 Annual Meeting of Shareholders.  The nominees have consented to being named in this Proxy Statement and to serve if elected.  Should any nominee subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event that the current Trustees do not now expect, the persons voting the Shares represented by proxies solicited hereby may vote such Shares for a slate of two persons that includes a substitute nominee.

Our Board of Trustees currently has five members and is divided into three classes, as follows:

     •  two Trustees in the class whose terms expire at the 2008 Annual Meeting of Shareholders;

•	one Trustee in the class whose term expires at the 2009 Annual Meeting of Shareholders; and

•	two Trustees in the class whose terms expire at the 2010 Annual Meeting of Shareholders.

Each of the Trustees serves for three years and until his successor is duly elected and qualified.  The Board of Trustees has determined that a majority of the Trustees, Messrs. Thoma, Robson and Pelegrin, are “independent” as defined by the American Stock Exchange (“Amex”) listing standards.  We request that all of our Trustees attend our Annual Meeting of Shareholders.  All incumbent Trustees were present at the 2007 Annual Meeting of Shareholders.

Our Board of Trustees recommends a vote FOR Larry Pelegrin and Steven S. Robson as Trustees.

Nominees, Trustees and Executive Officers

The biographies of Mr. Pelegrin and Mr. Robson, and each of the Trustees whose term in office will continue after the 2008 Annual Meeting of Shareholders, are set forth below.  The information concerning our Trustees and executive officers set forth below is based in part on information received from the respective Trustees and executive officers and in part on our records.  The information below sets forth the name, age, term of office and principal business experience for each Trustee, nominee for Trustee and executive officer of the Trust, as applicable:

Name	Principal Occupations During Past Five Years, Age as of May 19, 2008 and Directorships Held	Trustee Since
Nominees For Terms Expiring in 2011
Larry Pelegrin(2)(3)(4)
Retired marketing executive with an extensive background in travel industry automation systems and call center sales.  Director of Sales and Marketing of ARINC, a provider of transportation communications services, from 1994 to 2000.  Previous employment included senior marketing positions with Best Western International and Ramada Inns.  Age:  70.
August 25, 2005

Steven S. Robson(1)(2)(3)(4)	President of Robson Communities, Inc. and Scott Homes, residential real estate developers, since 1979. Age: 52.	June 16, 1998
Trustee Whose Term Expires in 2009
Marc E. Berg(1)
Executive Vice President, Secretary and Treasurer of the Trust since February 10, 1999.  Vice President – Acquisitions of the Trust from December 16, 1998 to February 10, 1999.  Consultant to InnSuites Hotels since 1989.  Self-employed as a Registered Investment Advisor since 1985.  Age:  55.
January 30, 1998
Trustees Whose Terms Expire in 2010
James F. Wirth(1)
Chairman, President and Chief Executive Officer of the Trust since January 30, 1998.  President and owner (together with his affiliates) of Suite Hotels, LLC, Rare Earth Financial, L.L.C. and affiliated entities, owners and operators of hotels, since 1980.  President of Rare Earth Development Company, a real estate investment company owned by Mr. Wirth and his affiliates, since 1973.  Age:  62.
January 30, 1998
Peter A. Thoma(2)(3)(4)	Owner and operator of A&T Verleih, Hamburg, Germany, a hospitality service and rental company, since 1997. Age: 41.	April 13, 1999
______________________________________________________________________________
[1]  Member of the Executive Committee.
[2]  Member of the Audit Committee.
[3]  Member of the Compensation Committee.
[4] Member of the Governance and Nominating Committee.

Other Executive Officers
Anthony B. Waters
Chief Financial Officer of the Trust since February 25, 2000.  Controller of the Trust from June 17, 1999 to February 25, 2000.  Accountant and auditor with Michael Maastricht, CPA from June 16, 1998 to June 15, 1999, performing audits for InnSuites Hotels, Inc.  Self-employed, concentrating in computerized accounting and information systems, from 1990 to June 1998.  Age: 61.

The Trustees held four meetings during fiscal year 2008.  The nominees, Mr. Pelegrin and Mr. Robson, were both members of the Board of Trustees during fiscal year 2008.

Trustee Nominations and Qualifications

The Governance and Nominating Committee expects to identify nominees to serve as our Trustees primarily by accepting and considering the suggestions and nominee recommendations made by members of the Board of Trustees and our management and shareholders.  Nominees for Trustee are evaluated based on their character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all of our shareholders, and the needs of the Board of Trustees.  In general, before evaluating any nominee, the Governance and Nominating Committee first determines the need for additional Trustees to fill vacancies or expand the size of the Board of Trustees and the likelihood that a nominee can satisfy the evaluation criteria.  The Governance and Nominating Committee would expect to re-nominate incumbent Trustees who have served well on the Board of Trustees and express an interest in continuing to serve.

The Governance and Nominating Committee will consider shareholder recommendations for Trustee nominees.  A shareholder who wishes to suggest a Trustee nominee for consideration by the Governance and Nominating Committee should send a resume of the nominee’s business experience and background to Peter Thoma, Chairman of the Governance and Nominating Committee, InnSuites Hospitality Trust, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona  85020.  The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Nominee.”

Shareholder Communications with the Board of Trustees

Shareholders interested in communicating directly with the Board of Trustees or any individual member thereof may do so by writing to the Secretary, InnSuites Hospitality Trust, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.  The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Communication.”  The Secretary will review all such correspondence and regularly forward to the Board of Trustees a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Trustees or Committees thereof or that he otherwise determines requires their attention.  Trustees may at any time review a log of all correspondence received by us that is addressed to members of the Board of Trustees and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our accounting department and handled in accordance with procedures established by the Audit Committee for such matters.

BOARD COMMITTEES

All incumbent Trustees attended at least 75% of the aggregate number of meetings held by the Board of Trustees and the committees on which the Trustee served.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, including reviewing the scope and results of audit and non-audit services.  The Audit Committee also reviews internal accounting controls and assesses the independence of our auditors.  In addition, the Audit Committee has established procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding accounting or auditing matters.  The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.  The Audit Committee met five times during fiscal year 2008.

All members of the Audit Committee are “independent,” as such term is defined by Securities and Exchange Commission (“SEC”) rules and Amex listing standards.  The Board of Trustees has determined that Mr. Pelegrin, a member of our Audit Committee, qualifies as a “financial expert” under applicable SEC rules. We have posted our Amended and Restated Audit Committee Charter on our Internet website at www.innsuitestrust.com.

Audit Committee Report

The Audit Committee of the Board of Trustees has reviewed and discussed the audited financial statements of the Trust for the fiscal year ended January 31, 2008 with the management of the Trust.  In addition, the Audit Committee has discussed with Moss Adams LLP (“Moss Adams”), the independent registered public accounting firm of the Trust, the matters required by Codification of Statements on Auditing Standards No. 61.  The Audit Committee has also received the written disclosures and the letter from Moss Adams required by Independence Standards Board Standard No. 1 and has discussed with Moss Adams its independence from the Trust, including the compatibility of non-audit services with Moss Adams’ independence.  The Audit Committee has also pre-approved the fees to be charged to the Trust by its independent auditors for audit and non-audit services.

Based on the foregoing, the Audit Committee recommended that such audited financial statements be included in the Trust’s Annual Report for the fiscal year ended January 31, 2008.  The Trust’s Annual Report on Form 10-K was filed with the SEC on May 15, 2008.

By the Audit Committee of the Board of Trustees:

Larry Pelegrin, Chairman
Steven S. Robson
Peter A. Thoma

Compensation Committee

The Compensation Committee has the responsibility of determining the compensation of the Chief Executive Officer and all of our other officers, advising the Board of Trustees on the adoption and administration of employee benefit and compensation plans and administering our 1997 Stock Incentive and Option Plan.  A description of the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation is included in this proxy statement under “Compensation of Trustees and Executive Officers  – Compensation Discussion and Analysis.”  The Compensation Committee met three times during fiscal year 2008.

All members of the Compensation Committee are “independent,” as such term is defined by SEC rules and Amex listing standards.  We have posted our Compensation Committee Charter on our Internet website at  www.innsuitestrust.com.

Governance and Nominating Committee

The Governance and Nominating Committee has the responsibility of screening and nominating candidates for election as Trustees and recommending committee members for appointment by the Board of Trustees.  See “Election of Trustees – Trustee Nominations and Qualifications” above for more information on how shareholders can nominate Trustee candidates, as well as information regarding how Trustee candidates are identified and evaluated.  The Governance and Nominating Committee also advises the Board of Trustees with respect to governance issues and trusteeship practices, including determining whether Trustee candidates and current Trustees meet the criteria for independence required by Amex and the SEC.  The Governance and Nominating Committee met three times during fiscal year 2008.

All members of the Governance and Nominating Committee are “independent,” as such term is defined by SEC rules and Amex listing standards.  We have posted our Governance and Nominating Committee Charter on our Internet website at www.innsuitestrust.com.

Executive Committee

The Executive Committee has the responsibility of exercising all of the powers of the Board of Trustees in the management of the business and affairs of the Trust, other than filling vacancies on the Board of Trustees or on any committee of the Board of Trustees, during intervals between meetings of the Board of Trustees.  The Executive Committee did not meet during fiscal year 2008.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion and analysis relates to the compensation paid to our named executive officers listed in the Summary Compensation Table set forth below during fiscal year 2008.

Overview of the Compensation Committee

The Compensation Committee of the Board of Trustees is comprised of three independent Trustees. The Committee sets the principles and strategies that serve to guide the design of the compensation programs for our named executive officers. The Committee annually evaluates the performance of our Chief Executive Officer, our Chief Financial Officer and our Executive Vice President (our “named executive officers”). Taking into consideration the factors set forth below, the Committee then approves their compensation levels, including equity-based and cash bonuses. The Committee does not use an independent compensation consultant to assist it with its responsibilities.  The Committee does consider input from the Chief Executive Officer when determining compensation for the other executive officers.

Compensation Philosophy and Objectives

Under the supervision of the Compensation Committee, we have developed and implemented compensation policies, plans and programs that seek to enhance our ability to recruit and retain qualified management and other personnel.  In developing and implementing compensation policies and procedures, the Compensation Committee seeks to provide rewards for the long-term value of an individual’s contribution to the Trust.  The Compensation Committee seeks to develop policies and procedures that offer both recurring and non-recurring, and both financial and non-financial, incentives.

Our executive compensation program is designed to (i) attract, as needed, executives with the skills necessary for us to achieve our business plan priorities, (ii) reward our executives fairly over time, (iii) retain those executives who continue to perform at or above expected levels of performance, and (iv) align the compensation of our executives with our performance.

Compensation for our named executive officers has two main monetary components, salary and bonus, as well as a benefits component.  Each named executive officer receives a base salary.  In addition, each named executive officer is eligible to receive a bonus.  The bonus can consist of a grant of restricted Shares or cash.  During fiscal year 2008, our named executive officers received cash bonuses.  Our 1997 Stock Incentive and Option Plan (the “Plan”) also permits the granting of stock options. However, beginning in the second quarter of fiscal year 2006, the Compensation Committee decided to utilize other types of awards available under the Plan.  As a result, we accepted the voluntary surrender of all outstanding stock options from our executive officers, Trustees and employees.  The options were surrendered in order to reduce accounting and overall costs and simplify our reporting and compliance obligations to the SEC and Amex. We made no payments to the holders of the options for their surrender and we have no obligation, explicit or implied, for the surrender of the options, including but not limited to the reissuance of options at some time in the future.  Therefore, none of our named executive officers or Trustees owns any stock options.  In establishing future executive officer compensation packages, the Compensation Committee may utilize other types of awards available under the Plan, and/or adopt additional long-term incentive and/or annual incentive plans to meet the needs of changing employment markets and economic, accounting and tax conditions.

The Plan provides for accelerated benefits to participants in the event of a change in control.  Generally, a change in control will be deemed to have occurred if (i) certain corporate reorganizations take place where the existing shareholders do not retain more than two-thirds of the combined voting power of our outstanding securities, (ii) any person or group becomes the beneficial owner of 15% or more of the combined voting power of our outstanding securities, (iii) there is a change in the majority of our Board of Trustees during any period of two consecutive years, or (iv) we announce that a change in control has occurred or will occur in the future pursuant to a then-existing contract or transaction. We chose these change in control triggers based on an evaluation of market practices at the time we implemented the Plan.  In the event of a change in control, each outstanding restricted Share award becomes fully vested as of the day before the event occurs.

Our compensation program does not rely to any significant extent on broad-based benefits or perquisites.  The benefits offered to our named executive officers are those that are offered to all of our full-time employees. We do not offer our named executive officers any perquisites.

Our management and the Compensation Committee work in a cooperative fashion. Management advises the Compensation Committee on compensation developments, compensation packages and our overall compensation program. The Compensation Committee then reviews, modifies if necessary and approves the compensation packages for our named executive officers.

Elements of Compensation

In setting the compensation for each named executive officer, the Compensation Committee considers (i) the responsibility and authority of each position relative to other positions within the Trust, (ii) the individual performance of each named executive officer, (iii) the experience and skills of the named executive officer, and (iv) the importance of the named executive officer to the Trust.

Base Salary

We pay base salaries to our named executive officers in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the named executive officer’s skills and the demands of his position.  In establishing base salaries for our named executive officers, the Compensation Committee considers our overall performance and the performance of each individual named executive officer, as well as market forces and other general factors believed to be relevant, including time between salary increases, promotion, expansion of responsibilities, advancement potential, and the execution of special or difficult projects. Additionally, the Compensation Committee will take into account the relative salaries of the executive officers and determine what it believes are appropriate compensation level distinctions between and among the executive officers, including between the Chief Executive Officer and the Chief Financial Officer and among the other executive officers. While the Compensation Committee considers our financial performance, there is no specific relationship between achieving or failing to achieve budgeted estimates or our Share or financial performance and the annual salaries determined by the Compensation Committee for any of the executive officers.  No specific weight is attributed to any of the factors considered by the Compensation Committee; the Compensation Committee considers all factors and makes a subjective determination based upon the experience of its members and the recommendations of our management.

Based upon a review of our performance and upon the recommendation of the Compensation Committee, during fiscal year 2008, we paid Mr. Wirth, our Chairman, President and Chief Executive Officer, an annual salary of $147,000.  During fiscal year 2007, Mr. Wirth received a base salary of $141,000, which was less than he was entitled to receive under the terms of his Employment Agreement with us.  Mr. Wirth’s Employment Agreement expired in December 2007.  Mr. Wirth’s annual salary for fiscal year 2009 has been set at $153,000.  The Compensation Committee does not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth.  The Compensation Committee does consider Mr. Wirth’s substantial Share ownership when setting his base salary.

Mr. Waters’ base salary increased from $141,000 in fiscal year 2007 to $147,000 in fiscal year 2008.  Mr. Berg’s base salary increased from $90,000 in fiscal year 2007 to $98,000 in fiscal year 2008.

Bonuses

Our named executive officers are eligible to receive bonuses in the form of equity compensation under the Plan at the discretion of the Compensation Committee.  The Plan was established to provide an incentive for employees, including our named executive officers, to maximize our long-term performance and align our named executive officers’ interests with those of our shareholders, and permits our Board of Trustees or the Compensation Committee to grant restricted Shares to employees, including our named executive officers, on such terms as our Board of Trustees or the Compensation Committee may determine.  The bonuses are used as a means of additional compensation, rather than a long-term incentive.  For this reason, the vesting periods for these awards are relatively short, usually one year or less.  In fiscal year 2008, we did not grant any bonuses in the form of equity compensation.  This decision was a result of discussions with our named executive officers regarding the sufficiency of each named executive officer’s current Share ownership and the restrictions upon transfer of Shares held by our named executive officers due to their affiliate status.  The Compensation Committee may decide to grant bonuses in the form of equity compensation in future years.

Our named executive officers are eligible to receive cash bonuses under the General Manager Bonus Plan.  As a regional manager of four of our hotels, Mr. Berg also receives a cash bonus equal to 10% of the aggregate cash bonuses received by the general managers of the hotels in his region.  In turn, the general managers receive a bonus based on the achievement of budgeted gross operating profit (total revenues less operating expenses) (“GOP”) at their hotel on a quarterly and annual basis.  A general manager will receive the maximum bonus under the plan upon achieving 104% of budgeted quarterly GOP and 108% of budgeted annual GOP and will not receive any bonus if 96% of budgeted quarterly and annual GOP is not achieved.  Since Mr. Berg’s bonus opportunity is tied to the performance of the general managers of the hotels in his region, his bonus is tied to the achievement of the same performance criteria.  In Mr. Berg’s region, there are four general managers whose aggregate bonus potential is $80,000 annually and $8,000 quarterly.

Beginning in fiscal year 2008, each of our named executive officers received an annual cash bonus equal to 10% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region.  The general manager aggregate cash bonuses for fiscal year 2008 were:

Period	GM Aggregate Cash Bonus

First Quarter	$ 8,000
Second Quarter	$ 4,500
Third Quarter	$ 8,500
Fourth Quarter	$ 2,500
Year End	$48,000

Accordingly, each of our executive officers received $7,150 for fiscal year 2008.  For Mr. Berg, this bonus was in addition to the cash bonus of $3,400 that he received as a regional manager.  In addition, Mr. Berg earned a $15,000 bonus for refinancing the St. Mary’s hotel property.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life insurance and a 401(k) plan. We also have a mandatory matching contribution for our 401(k) plan.  We do not have a pension plan.  Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this proxy statement.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Trustees:

Steven S. Robson, Chairman
Larry Pelegrin
Peter A. Thoma

Fiscal 2008 Trustee Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)	Total ($)
Larry Pelegrin	$ 0	$ 15,360	$ 15,360
Steven S. Robson	0	15,360	15,360
Peter A. Thoma	0	15,360	15,360

We issued 12,000 restricted Shares to each Trustee, other than Messrs. Wirth and Berg, as compensation for services rendered during fiscal year 2008. The restricted Shares were issued on May 18, 2007, with 30% of the Shares vesting on the date of grant and the remaining 70% of the Shares vesting in 10% increments over the seven-month period following the date of grant.  We do not pay our Trustees per meeting fees or additional compensation for serving on a committee or as a committee chairperson.

Summary Compensation Table

The table below shows individual compensation information for our named executive officers whose total compensation for the fiscal years ended January 31, 2007 and January 31, 2008 exceeded $100,000:
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)

James F. Wirth, President and Chief	2008	$ 147,000	$ 0	$ 0	$ 7,150	$ 500	$ 154,650
Executive Officer	2007	141,000(2)	0	5,360	0	500	146,860
Anthony B. Waters,	2008	147,000	0	0	7,150	500	154,650
Chief Financial Officer	2007	141,000	0	15,544	0	500	157,044
Marc E. Berg,	2008	98,000	15,000	0	10,550	500	124,050
Executive Vice President	2007	90,000	0	5,360	8,814	500	104,674
____	_____________________________
(1)	Matching contributions made under our 401(k) plan to the named executive officers during fiscal year 2008 and fiscal year 2007.
(2)

For fiscal year 2007, Mr. Wirth’s base salary was determined according to his employment agreement, which expired in December 2007.  Pursuant to the terms of the Employment Agreement, upon the termination of the Advisory Agreement with Mid-America RealFund Advisors, Inc. (“MARA”), a company owned by Mr. Wirth and his spouse, effective January 1, 1999, Mr. Wirth was to receive, each year through 2007, up to the amount MARA would have received for advisory and management services under the Advisory Agreement.  However, in no event was his compensation to exceed $160,000 per year.

During fiscal year 2008, we did not issue any Shares to our named executive officers.  During the second quarter of fiscal year 2006, we accepted the voluntary surrender of all outstanding stock options.  As a result, none of our executive officers owned any stock options at January 31, 2008.

For fiscal year 2008, each of our named executive officers received a cash bonus of $7,150 and Mr. Berg received an additional cash bonus of $3,400 pursuant to our General Manager Bonus Plan, as more fully described in “Compensation Discussion and Analysis – Elements of Compensation – Bonuses.”  Mr. Berg also received a cash bonus of $15,000 for refinancing the St. Mary’s hotel property, which is reported in the Summary Compensation Table above in the “Bonus” column.

Potential Payments Upon Change in Control

Upon a change in control, our 1997 Stock Incentive and Option Plan provides for the acceleration of vesting of restricted Shares. The change in control triggers are described in “Compensation Discussion and Analysis – Compensation Philosophy and Objectives.”  This plan does not discriminate as to scope or terms in favor of our named executive officers.  All terms are generally applicable to all participants in this plan.  If a change in control had occurred on January 31, 2008, none of our named executive officers would have received any payment upon a change in control because none had any unvested restricted Shares as of that date.

CERTAIN TRANSACTIONS

Related Party Loans and Advances to the Trust

Notes and advances payable to related parties consist of funds provided by Mr. Wirth, certain of his affiliates and other related parties to permit us to repurchase additional general partnership units in RRF Limited Partnership (the “Partnership”) and to fund working capital and capital improvement needs. The aggregate amounts outstanding to related parties were $54,633 and $1,085,717 as of January 31, 2008 and 2007, respectively.

The notes and advances payable to related parties are as follows as of January 31 of the respective years:

	2008	2007
Line of credit payable to Rare Earth Financial, L.L.C, an affiliate of Mr. Wirth, unsecured and bearing interest at 7% per annum. Due and paid off in one installment of accrued interest and unpaid principal on March 1, 2008.	$0	$1,000,000

Note payable to The Anderson Charitable Remainder Unitrust, an affiliate of Mason Anderson, former Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $1,365 through November 2009.	28,105	41,985

Note payable to Wayne Anderson, son of Mason Anderson, former Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $574 through June 2009.	9,271	15,280

Note payable to Karen Anderson, daughter of Mason Anderson, former Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $574 through June 2009.	9,268	15,280

Note payable to the Kathy Anderson, daughter of Mason Anderson, former Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $495 through June 2009.	7,989	13,172

Totals	$54,633	$1,085,717

During the first quarter of fiscal year 2007, the Partnership established a $700,000 subordinated line of credit with Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth.  The line of credit was secured by 49% of the Partnership’s interest in its Tucson St. Mary’s hotel property, and was subordinated to our commercial bank line of credit.  Outstanding borrowings under the line of credit bore interest at 7.0% per year.  During the fourth quarter of fiscal year 2007, the line of credit limit was increased to $1.0 million.  We repaid the line of credit during the first quarter of fiscal year 2008.

We paid interest on related party notes to Mr. Wirth and his affiliates in the amounts of $26,730 and $45,644, for the twelve months ended January 31, 2008 and 2007, respectively.  We incurred interest expense on related party notes to Mr. Wirth and his affiliates in the amounts of $20,959 and $42,782 for the twelve months ended January 31, 2008 and 2007, respectively.

Sales and Project Coordination Agreement

On March 1, 2006, we entered into a Sales and Project Coordination Agreement (the “Project Agreement”) with Rare Earth Development Company, an affiliate of Mr. Wirth. The Project Agreement required Rare Earth Development Company to coordinate the conversion of hotel properties, to be designated by us, into condo-hotel units, including coordination of the construction, marketing and sales of such condo-hotel units. Rare Earth Development Company was to receive a brokerage fee of 6% of the sales price of each condo-hotel unit (subject to the potential splitting of such brokerage fee with unaffiliated brokers) payable contingent upon the sale and closing of a condo-hotel unit.  This project has been terminated at all of our properties.  We did not make any payments to Rare Earth Development Company pursuant to the Project Agreement in fiscal years 2007 and 2008 and do not expect to do so in the future.

Management and Licensing Agreements

Under its management agreements, InnSuites Hotels provides personnel for four hotels owned by affiliates of Mr. Wirth, the expenses of which are reimbursed at cost, and manages the hotels’ daily operations.  During fiscal year 2008, InnSuites Hotels received a management fee of 2.5% of room revenue and an additional monthly accounting fee of $2,000 for these four hotels.  In comparison, during fiscal year 2007, InnSuites Hotels received 2% of room revenue in addition to a monthly accounting fee of $2,000 for these four hotels.  The management and accounting fees for these hotels will remain the same in fiscal year 2009.  These agreements have no expiration date and may be cancelled by either party with 90-days written notice, or 30-days written notice in the event the property changes ownership.

In exchange for use of the “InnSuites” trademark, InnSuites Hotels received 1.25% of room revenue and an additional advertising fee of 1.0% of room revenue for the four hotels owned by affiliates of Mr. Wirth during fiscal years 2008 and 2007.  These agreements have no expiration date and may be cancelled by either party with 12-months written notice, or 90-days written notice in the event the property changes ownership.

Review, Approval or Ratification of Transactions with Related Parties

We have established procedures for reviewing transactions between us and our Trustees and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures help us evaluate whether any related person transaction could impair the independence of a Trustee or presents a conflict of interest on the part of a Trustee or executive officer.  First, the related party transaction is presented to our executive management, including our Chief Financial Officer.  Our Chief Financial Officer will discuss the transaction with our outside counsel or our independent registered public accountants, if appropriate.  Lastly, the members of the Board of Trustees who do not have an interest in the transaction will review the transaction and, if they approve, will pass a resolution authorizing the transaction.

CERTAIN INFORMATION CONCERNING THE TRUST

Ownership of Shares

The following table shows the persons who were known to us to be the beneficial owner of more than 5% of our outstanding Shares as of May 19, 2008, together with the number of Shares owned beneficially by each Trustee, nominee and executive officer, and the Trustees, nominees and executive officers as a group.  Unless otherwise specified, each person has sole voting and investment power of the Shares he beneficially owns.

Five Percent Beneficial Owners and Beneficial Ownership of Trustees, Nominees and Executive Officers
Trustees, Nominees and Executive Officers	Shares Beneficially Owned	Percentage of Outstanding Shares
James F. Wirth (1)	5,573,624	61.2%
Marc E. Berg	60,225	*
Steven S. Robson	236,723	2.6%
Peter A. Thoma	81,900	*
Larry Pelegrin (2)	43,870	*
Anthony B. Waters	23,000	*
Trustees, Nominees and Executive Officers as a group (six persons)	6,019,342	66.1%
_____	______________________________
(1)
All Shares are owned jointly by Mr. Wirth and his spouse, except for 150,000 Shares each that are held individually by Mr. Wirth and Mrs. Wirth. Mr. Wirth and his spouse also own all 3,407,938 issued and outstanding Class B limited partnership units in the Partnership, the conversion of which is restricted and permitted only at the discretion of our Board of Trustees. Mr. Wirth’s business address is 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.

(2)	Mr. Pelegrin has shared voting power and shared investment power with respect to all of his Shares.

* Less than one percent (1.0%).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Trustees, executive officers and holders of more than 10% of our Shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. Such persons are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such forms (and amendments thereto) furnished to us and written representations from certain reporting persons that no additional reports were required, we believe that all our Trustees, executive officers and holders of more than 10% of the Shares complied with all Section 16(a) filing requirements during the fiscal year ended January 31, 2008.

Selection of Independent Auditors

Our consolidated financial statements as of and for the fiscal year ended January 31, 2008 were audited by Moss Adams.  The Audit Committee has appointed Moss Adams to serve as our independent registered public accountants for the fiscal year ended January 31, 2009.

Representatives of Moss Adams are expected to be present at the 2008 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Change in Independent Auditors

Effective January 1, 2007, Epstein, Weber & Conover, P.L.C. (“Epstein Weber”) combined its practice with Moss Adams LLP (“Moss Adams”)  and therefore resigned as our independent registered public accounting firm. According to information provided to us, all of the partners of Epstein Weber have become partners of Moss Adams.

The report of Epstein Weber on our financial statements for the fiscal year ended January 31, 2006 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.  In connection with the audits of our financial statements for the fiscal year ended January 31, 2006, and in the subsequent interim periods through January 1, 2007, there were no disagreements with Epstein Weber on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Epstein Weber, would have caused Epstein Weber to make reference to the matter in its report. In connection with the audit of our financial statements for the fiscal year ended January 31, 2006, and in the subsequent interim periods through January 1, 2007, there were no “reportable events” as that term is defined in Item 304 of Regulation S-K promulgated under the Securities Exchange Act of 1934 (“Item 304”).

Effective January 1, 2007, we engaged Moss Adams to act as our principal independent accountant. The Audit Committee of the Board of Trustees approved the decision to engage Moss Adams.

During the fiscal year ended January 31, 2006, and during all subsequent interim periods through January 1, 2007, we did not consult Moss Adams regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements or any matter that was the subject of a disagreement with our former accountants or a reportable event as those terms are defined in Item 304.

Audit Fees & Services

Audit Fees

The aggregate fees for professional services rendered by Moss Adams for the audit of our annual financial statements for the fiscal years ended January 31, 2008 and January 31, 2007 and review of our interim financial statements included in our quarterly reports on Form 10-Q filed during the fiscal years ended January 31, 2008 and 2007 were $98,174 and $89,400, respectively.

Audit-Related Fees

The aggregate fees for audit-related services rendered by Moss Adams, such as assistance with and review of quarterly press releases containing earnings information, for the fiscal years ended January 31, 2008 and January 31, 2007 were $1,900 and $4,550, respectively.

Tax Fees

The aggregate fees for tax compliance, tax advice and tax planning services rendered by Moss Adams for the fiscal years ended January 31, 2008 and January 31, 2007 were $41,408 and $54,270, respectively.

All Other Fees

The aggregate fees for other services, which consisted of analysis of financial statement and tax implications of an asset sale and sales tax issues in Arizona, during the fiscal years ended January 31, 2008 and January 31, 2007 were $985 and $5,740, respectively.

Our Audit Committee has considered whether the provision of these services, other than the audit of our annual financial statements and the review of our interim financial statements, is compatible with Moss Adams maintaining its respective independence from us.

The Audit Committee pre-approves all fees for services performed by Moss Adams. Unless a type of service Moss Adams provided received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Since May 6, 2003, the effective date of the SEC’s rules requiring Audit Committee pre-approval of audit and non-audit services performed by our independent auditors, all of the services provided by our independent auditors were approved in accordance with the policies and procedures described above.

OTHER MATTERS

The Trustees know of no matters to be presented for action at the 2008 Annual Meeting other than those described in this Proxy Statement.  Should other matters come before the meeting, the Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

OTHER INFORMATION

Shareholder Proposals

If a shareholder intends to present a proposal at the 2009 Annual Meeting, it must be received by us for consideration for inclusion in our Proxy Statement and form of proxy relating to that meeting on or before January 29, 2009.  A shareholder who wishes to present a proposal at the 2008 Annual Meeting, but not have that proposal included in our Proxy Statement and form of proxy relating to that meeting, must notify us of the proposal before April 25, 2009.  If notice of the proposal is not received by us by that date, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to that proposal.

By order of the Board of Trustees

MARC E. BERG
May 29, 2008	Secretary

InnSuites Hospitality Trust

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Proxy card must be signed and dated below.
➢ Please fold and detach card at perforation before mailing. ➢

InnSuites Hospitality Trust

THIS PROXY IS SOLICITED ON BEHALF OF THE TRUSTEES

The undersigned hereby appoints MARC E. BERG and ANTHONY B. WATERS as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the Shares of Beneficial Interest of InnSuites Hospitality Trust held of record by the undersigned on May 19, 2008 at the Annual Meeting of Shareholders to be held on July 17, 2008 or at any adjournments thereof. Please sign and return this proxy whether or not you plan to attend the meeting. You may nevertheless vote in person if you attend.

___________________________________________________________________________________________
Signature
___________________________________________________________________________________________
Signature (if held jointly)

Please sign exactly as name appears to the left. When shares are held in joint name, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person

Dated: _____________________________________2008

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN  IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO YOUR SHARES MAY BE REPRESENTED AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS .

Proxy card must be signed and dated below.
➢ Please fold and detach card at perforation before mailing. ➢

INNSUITES HOSPITALITY TRUST	PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED BELOW.

1. Election of Trustees:
       ☐ FOR the nominees listed below.             ☐ WITHHOLD AUTHORITY
                                                                                                                  to vote for the nominees listed below.

                                    Larry Pelegrin                                          Steven S. Robson

     Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)